Exhibit 99.1

For More Information Contact:

Frank B. O’Neil
Sr. Vice President, Corporate Communications & Investor Relations
800-282-6242 • 205-877-4461 • foneil@ProAssurance.com

The PICA Group Will Become Part of ProAssurance

BIRMINGHAM, AL. and NASHVILLE, TN. - (PR Newswire) - October 28, 2008 – ProAssurance Corporation (NYSE: PRA) announced today that the PICA Group will become part of ProAssurance through an all cash, sponsored demutualization.

The PICA Group (PICA) is the nation’s leading provider of professional liability to doctors of podiatric medicine, insuring approximately 9,800 podiatric physicians in 47 states and the District of Columbia. PICA insures other healthcare professionals and provides E & O insurance for a small, but growing, number of independent insurance agents through its PACO subsidiary. PICA wrote $99 million in premium in 2007, has $284 million in total assets and has maintained an A. M. Best rating of “A-” (Excellent) for the past 13 years.

“Bringing PICA into ProAssurance provides a compelling opportunity to grow our business, expand the number of states in which we operate, and broaden our pool of risk,” said Stan Starnes, the Chief Executive Officer of ProAssurance. He added, “We are bringing together two companies that are recognized leaders in their respective markets. It adds to ProAssurance’s legacy of intelligent growth through selective business combinations that has allowed ProAssurance to create a company offering unquestioned security for policyholders and steadily increasing value for shareholders.”

Jerry D. Brant, DPM, the Chief Executive Officer of PICA, is equally enthusiastic about the proposed combination. He said, “We have found the ideal partner in ProAssurance — we’ve known their management team for years and we know they are committed to treating every stakeholder fairly. This underscores the dedication to claims defense, underwriting excellence and meaningful risk management that have made PICA the dominant insurer of podiatric physicians.”

Dr. Brant said he’s also excited that the ProAssurance-sponsored demutualization of PICA will allow policyholders to realize the benefits of building a strong company over the years. When the demutualization is approved by the Illinois Division of Insurance and PICA’s mutual policyholders, a total of $120 million will be paid to current and certain former policyholders in accordance with the approved plan of demutualization. The plan of demutualization also provides a total of $15 million in premium credits to eligible renewing PICA policyholders beginning in 2010 and spread over three years. ProAssurance will pay cash to purchase the PICA stock authorized in the demutualization; PICA will then use that cash to fund the cash distribution and premium credits to be paid to its policyholders.

PICA will operate its core insurance activities from its home office in Tennessee, with the current management team remaining in place and its Board serving in an advisory capacity to ProAssurance. Some functions such as reinsurance and investments are likely to be consolidated within ProAssurance, as is the case for its other subsidiaries. Starnes said, “Looking ahead, this business model can be used to bring other specialty insurers into ProAssurance, when we can identify companies that serve a distinct market or possess a unique skill set.”

The transaction has been approved by the Boards of both companies and now requires the approval of PICA policyholders and approval of insurance regulators in Illinois, where PICA is domiciled. The transaction is expected to close in the first quarter of 2009. Dr. Brant is expected to join the Board of ProAssurance when the transaction closes.

ProAssurance is being advised in the transaction by Fox-Pitt Kelton, Cochran Caronia Waller and the law firm of Burr & Forman, LLP. PICA is being advised by Raymond James & Associates and the law firm of Sidley Austin, LLP.

About ProAssurance
ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance and is growing its legal professional liability business. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

Conference Call Information
The PICA transaction will be discussed during a conference call on Wednesday October 29, 2008 at 9:00 am et. Investors who wish to participate may dial (800) 723-6575 (toll free) or (785) 830-1997. The call will be webcast on our website, ProAssurance.com, and on StreetEvents.com. A telephone replay will be available through November 10, 2008 at (888) 203-1112 or (719) 457-0820, using access code 4407499. An internet replay will be available at ProAssurance.com and StreetEvents.com through November 10, 2008. A podcast of the call will be available on a free subscription basis through a link on the home page of the ProAssurance website or through Apple’s iTunes.

Supplemental Data Provided by PICA
Headquarters: Nashville, TN
Founded: 1980
Policyholders:	Approximately 16,600 (9,800 DPMs, approximately 70% of available DPMs nationwide)
Distribution and Premiums:	DPM=$83.9 million: 93% Direct. Other insureds=$15.1 million: 38% Direct / 62% Independent Agents
States of Operation:	Licensed and active in the District of Columbia and all states but Mississippi, Montana and Rhode Island
Largest States by Premium: California (11%), Florida (9%), New York (8%), Illinois (7%), Texas (7%)

2005-YTD 2008 Balance Sheet Highlights (GAAP Data in millions)

	12/31/2005	12/31/2006	12/31/2007	6/30/2008
Total Assets	$253.0	$276.2	$314.2	$314.3
Reserves	$113.8	$119.9	$143.4	$149.5
Total Liabilities	$185.6	$199.0	$226.7	$226.5
Equity (Surplus)	$67.4	$77.2	$87.5	$87.8
Tangible Book Value	$64.8	$74.6	$84.9	$85.2

2005-2007 Income Statement Highlights (GAAP Data in millions)

	12/31/2005	12/31/2006	12/31/2007
Gross Premiums Written	$87.5	$92.5	$99.0
Net Premiums Written	$76.7	$85.5	$104.3
Net Investment Income	$5.1	$6.7	$8.7
Pre-Tax Earnings	$5.8	$10.1	$15.0
Net Income	$3.9	$8.2	$10.7

2005-2007 Ratios (GAAP Data)

	12/31/2005	12/31/2006	12/31/2007
Expense Ratio	20.1%	19.4%	17.9%
Loss Ratio	73.5%	74.2%	70.7%
Combined Ratio	93.6%	93.6%	88.6%
Policyholder Dividend Ratio	2.9%	3.1%	5.3%
Operating Ratio	89.1%	88.6%	84.9%

Five-Year Returns (GAAP Data)

	12/31/2005	12/31/2006	12/31/2007
Return on Surplus	4.3%	6.4%	8.5%
Return on Assets	3.9%	3.9%	3.7%

Five-Year Average Comparisons to PIAA Companies (Statutory Data)
Statutory Data Used to Permit Comparison to PIAA Companies

	PICA	PIAA Avg.	ProAssurance
Loss & LAE Ratio	73.0%	98.9%	79.2%
Combined Ratio	95.6%	115.9%	94.1%
Return on Revenue	10.0%	4.5%	24.4%
Return on Equity	12.6	4.1%	18.4%

PICA Transactions of Note—Experienced & Successful in Growth by M&A
• 1999: Buys PACO, small, non-public Illinois stock company (349 DPMs / 145 “Other”)
• 2000: Merges with DPM, a Florida based Risk Retention Group (701 DPMs)
• 2001: Acquires renewal rights for OUM program (2,544 DPMs / 4,100 “Other”)
• 2002: Acquires renewal rights of SERTA, a California based program (590 DPMs)
• 2007: Acquires renewal rights for New York DPM book of PRI (693 DPMs)

Senior Management
•	Jerry D. Brant, DPM, President/CEO
•	Adam P. Wilczek, Chief Operating Officer
•	T. Douglas Webb, Chief Financial Officer
•	Gary R. Dittman, Senior Vice President

Caution Regarding Forward-Looking Statements
Any statements in this News Release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business.

Forward-looking statements relating to our business include, among other things: statements concerning liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

These forward-looking statements highlight significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	general economic conditions, either nationally or in our market area, that are different than anticipated;
•	regulatory and legislative actions or decisions that adversely affect our business plans or operations;
•	inflation, particularly in loss costs trends;
•	changes in the interest rate environment;
•	performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
•	changes in laws or government regulations affecting medical professional liability insurance;
•	changes to our ratings assigned by rating agencies;
•	the effects of changes in the health care delivery system;
•	uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectability of insurance/reinsurance;
•	the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;
•	bad faith litigation which may arise from our handling of any particular claim, including failure to settle;
•	changes in competition among insurance providers and related pricing weaknesses in some markets;
•	loss of independent agents;
•	our ability to purchase reinsurance and collect payments from our reinsurers;
•	increases in guaranty fund assessments;
•	our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
•
the expected benefits from acquisitions may not be achieved or may be delayed longer than expected due to, among other reasons, business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities;

•	changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board;
•	changes in our organization, compensation and benefit plans;
•	our ability to recruit and retain senior management; and
•	our proposed transaction with PICA may not be approved by PICA’s mutual policyholder or regulators.

Investors should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”